Exhibit 5.1

May 23, 2025
Elbit Systems Ltd.
Advanced Technology Center, P.O. Box 539
Haifa 3100401, Israel
Re: Elbit Systems Ltd.
Ladies and Gentlemen:
We have acted as Israeli counsel to Elbit Systems Ltd., a corporation domiciled and incorporated in Israel in accordance with the Israeli Companies Law 5759-1999, as amended (the “Company”), in connection with the offer and sale of ordinary shares of the Company, nominal value NIS 1.0 per share (the “Ordinary Shares”), by the Company, pursuant to the Underwriting Agreement, dated May 21, 2025 (the “Underwriting Agreement”), by and among the Company and the Underwriters named therein. The Ordinary Shares are being offered pursuant to a registration statement on Form F-3 (File No. 333-287480) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 21, 2025, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and a prospectus forming part of such Registration statement, dated May 21, 2025, as supplemented by a prospectus supplement dated May 21, 2025 and filed with the Commission on May 23, 2025 (collectively, the “Prospectus”), relating to the offering by the Company of 1,570,267 Ordinary Shares , which includes 204,817 ordinary shares issued upon the exercise in full by the Underwriters of their option to purchase additional ordinary shares (the “Offered Shares”).
This opinion letter is furnished to you at your request to enable you to satisfy the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Prospectus.
In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Underwriting Agreement; (iii) the Prospectus; (iv) the restated articles of association of the Company, as currently in effect (the “Articles”); (v) minutes or resolutions, as applicable, of each of the board of directors and pricing committee of the Company which have heretofore been approved and relate to the Company’s issuance and sale of the Offered Shares pursuant to the Underwriting Agreement, and other actions to be taken in connection with such issuance and sale (the “Resolutions”); and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinion hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all Resolutions of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offered Shares have been duly authorized for issuance, and are validly issued, fully paid and non-assessable.
Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.
We consent to the filing of this opinion as an exhibit to the Company’s report on Form 6-K furnished to the Commission on May 23, 2025, and to the reference to our firm appearing under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464
www.herzoglaw.co.il

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the most recent effective date of the Registration Statement that may alter, affect or modify the opinion expressed herein.

Very truly yours,
/s/ Herzog Fox & Neeman
Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464
www.herzoglaw.co.il